Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Management Changes and
Additional 3rd Quarter 2009 Provision for Loan Losses Following Joint Examination

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--November 13, 2009--Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced that its Chairman and Chief Executive Officer, Gregory B. Jones, has resigned from all positions he holds as an officer or director of Cornerstone and its subsidiaries and affiliates, including Cornerstone Community Bank, effective November 12, 2009. Nathaniel F. Hughes, President, Chief Operating Officer and Treasurer, will also serve as Cornerstone’s Interim Chief Executive Officer while Cornerstone conducts an executive search for a permanent Chief Executive Officer, giving consideration to both internal and external candidates. Miller Welborn, a non-employee director, has been appointed to serve as the Chairman of the Board of Directors.

“On behalf of the Board of Directors, I want to thank Greg Jones for his dedicated service and contributions to Cornerstone. We wish him success in his future endeavors,” said Miller Welborn, the newly appointed Chairman of the Board of Directors. “As Cornerstone moves forward, we are grateful that Frank has agreed to serve as Interim CEO. His wealth of experience, including over 25 years in the banking industry, extensive knowledge of our business and strong leadership skills will serve our organization well during the transition and provide stable guidance for the day-to-day operations as we look to strengthen our financial position.”

Cornerstone also announced that, in connection with the conclusion of a joint examination of its wholly owned subsidiary, Cornerstone Community Bank (the “Bank”), by the Federal Deposit Insurance Corporation (FDIC) and the Tennessee Department of Financial Institutions (TDFI), the Bank was required to fund an additional provision of $1.625 million for loan losses for the third quarter of 2009, increasing the total provision for loan losses for the three and nine month periods ended September 30, 2009, to $3.39 million and $10.75 million, respectively. After giving effect to the increased provision for loan losses, Cornerstone had a net loss of $1.7 million, or ($.27) per share, for the three months ended September 30, 2009, and a net loss of $5.2 million, or ($.82) per share, for the nine months ended September 30, 2009. As a result, certain amounts described in and set forth in the financial tables included with Cornerstone’s earnings release on October 23, 2009 are no longer accurate and should not be relied upon. A corrected version of Cornerstone’s selected financial information for the three and nine month periods ended September 30, 2009 is set forth below. Cornerstone had previously announced that it anticipated funding a similar provision amount during the fourth quarter of 2009.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with five branches and one loan production office in Dalton, Georgia, and $500 million in assets, specializing in business financial services.

CORNERSTONE BANCSHARES, INC.
Selected Financial Information
as of September 30, 2009
(in thousands)

	Three Months			Year-to-Date
	Ending September 30%			Ending September 30%
EARNINGS SUMMARY	2009	2008	Change	2009	2008	Change
Interest income	$6,407	$7,462	-14.15%	$19,699	$23,279	-15.38%
Interest expense	2,766	3,027	-8.62%	8,428	9,720	-13.30%
Net interest income	3,641	4,436	-17.93%	11,271	13,559	-16.88%
Provision for loan loss	3,390	440	670.45%	10,749	927	1059.54%
Net interest income after provision	251	3,996	-93.73%	522	12,632	-95.87%
Noninterest income	184	477	-61.35%	1,178	1,396	-15.62%
Noninterest expense	3,279	3,151	4.06%	10,345	9,464	9.31%
Pretax income	(2,844)	1,321	-315.25%	(8,646)	4,564	-289.42%
Income taxes	(1,145)	461	-348.18%	(3,432)	1,616	-312.33%
Net income	$(1,700)	$860	-297.59%	$(5,214)	$2,948	-276.85%

Earnings per common share	$(0.27)	$0.14	-297.59%	$(0.82)	$0.46	-277.22%
Weighted average common shares outstanding (1)	6,371,202	6,371,202		6,337,068	6,350,272

	Three Months			Year-to-Date
AVERAGE BALANCE	Ending September 30%			Ending September 30%
SHEET SUMMARY	2009	2008	Change	2009	2008	Change
Loans, net of unearned income	354,246	381,342	-7.11%	$369,394	$383,966	-3.80%
Investment securities & Other	99,812	48,578	105.47%	81,926	46,724	75.34%
Earning assets	454,058	429,920	5.61%	451,320	430,690	4.79%
Total assets	488,871	449,053	8.87%	472,925	449,257	5.27%
Noninterest bearing deposits	39,491	41,204	-4.16%	41,756	42,688	-2.18%
Interest bearing transaction deposits	56,799	78,576	-27.72%	64,970	85,872	-24.34%
Certificates of deposit	272,041	186,077	46.20%	240,179	183,517	30.88%
Total deposits	368,331	305,858	20.43%	346,905	312,077	11.16%
Other interest bearing liabilities	91,247	106,041	-13.95%	94,037	99,347	-5.34%
Shareholders' equity	32,838	37,741	-12.99%	34,522	37,408	-7.71%

	Three Months			Year-to-Date
	Ending September 30			Ending September 30
SELECTED RATIOS	2009	2008		2009	2008

Average equity to average assets	6.72%	8.40%		7.30%	8.33%
Average net loans to average total assets	72.46%	84.92%		78.11%	85.47%
Return on average assets	-1.39%	0.77%		-1.47%	0.87%
Return on average total equity	-20.70%	9.12%		-20.14%	10.51%
Actual Equity on September 30	$31,303,705	$37,487,451
Actual # shares outstanding on September 30	6,372,937	6,319,718
Book value per common share	$4.91	$5.93

CONTACT:
Cornerstone Bancshares, Inc.
Frank Hughes, 423-385-3009
Fax: 423-385-3100
fhughes@cscbank.com